FOR IMMEDIATE RELEASE

TRAILER BRIDGE ANNOUNCES PRELIMINARY UNAUDITED RESULTS
FOR 2008 FOURTH QUARTER

Jacksonville, FL – January 30, 2009 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) (or “the Company”) announced today that it expects revenues for the 2008 fourth quarter ended December 31, 2008 to be approximately $33.3 million, as compared to revenues of $35.4 million in the third quarter of 2008.

Results for the 2008 fourth quarter will include a non-recurring charge of approximately $830,000 related to the previously disclosed resignation of the Company’s Chief Executive Officer on December 15, 2008. The net loss for the fourth quarter of 2008, inclusive of this non-recurring item, is expected to be approximately $1.1 million, or $0.09 per share; exclusive of this non-recurring expense, the Company expects to report a net loss for the 2008 fourth quarter of approximately $290,000, or $0.02 per share.

The Company’s revenues and results for the fourth quarter of 2008 were primarily impacted by lower southbound container volume during the latter part of the quarter compared to the third quarter of 2008.

At December 31, 2008, the Company had cash balances of $7.2 million and working capital of $9.6 million. Trailer Bridge also has an unused $10 million revolving credit facility.

The results in this press release are preliminary, and are subject to final closing of the financial statements and completion of the annual audit of the Company’s financial statements.

About Trailer Bridge, Inc.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 2
January 30, 2009

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of changes in the price of fuel, changes in fuel surcharge levels, economic recessions, severe weather, changes in demand for transportation services offered by the Company, government regulation, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
Ralph W. Heim		www.theequitygroup.com
President and Chief Operating Officer		Adam Prior
(800) 554 -1589		(212)836-9606
www.trailerbridge.com

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